Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2022 RESULTS
AND UPDATES 2023 OUTLOOK

PLYMOUTH MEETING, Pa. – February 27, 2023 - AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today financial results for the fourth quarter and fiscal year ended December 31, 2022.

Highlights of 2022

•AdaptHealth provides needed medical equipment and supplies to approximately 3.9 million patients annually.
•Net revenue increased 21% over full-year 2021, driven by acquired growth of 17.9% and non-acquired growth of 3.5%.
•Net income attributable to AdaptHealth Corp. was $69.3 million, or $0.33 per diluted share, compared to $156.2 million, or $0.67 per diluted share, in 2021.
•Adjusted EBITDA was $593.8 million, an increase of 4.9% from full-year 2021.
•Cash flow from operations was $373.9 million in 2022, up from $275.7 million in 2021.

Fourth Quarter Results and Highlights

•AdaptHealth reported Net revenue of $780.3 million for the fourth quarter of 2022 compared to $702.1 million in the fourth quarter of 2021, an increase of 11.1% including non-acquired growth of 5.3%.
•Strong sequential growth in Sleep revenue and further improvement in supply of PAP equipment.
•Net loss attributable to AdaptHealth Corp. was $2.6 million, or $(0.02) per diluted share, compared to net income attributable to AdaptHealth Corp. of $22.9 million, or $0.15 per diluted share, in the fourth quarter of 2021.
•Adjusted EBITDA was $146.0 million, compared to $158.1 million in the fourth quarter of 2021, a decrease of 7.7%.
•Cash flow from operations was $96.9 million, compared to $100.9 million in the fourth quarter of 2021.

Guidance Updated for Fiscal Year 2023

The Company is updating its initial financial guidance for fiscal year 2023, as follows:

•Net revenue of $3.160 billion to $3.240 billion (previously $3.210 billion to $3.290 billion);
•Adjusted EBITDA of $650 million to $710 million (previously $690 million to $750 million);
•Total capital expenditures representing 10-12% of net revenue (previously 9-11% of net revenue).

Guidance for fiscal year 2023 does not include any contributions from acquisitions that have not yet closed.

Management Commentary

Steve Griggs, Chief Executive Officer, commented, “2022 was another year of substantial progress for AdaptHealth. We advanced a number of strategic initiatives, including completing the integration of our merger with AeroCare, stabilizing and optimizing our internal processes, and continuing to invest in the technology, tools, and talent to deliver on the goals that we presented at our Capital Markets Day. As a result of these investments and the efforts of our 10,931 employees, AdaptHealth has continued to grow and prosper, and the company is entering 2023 from a position of strength.

We are disappointed that Adjusted EBITDA fell short of our full-year guidance due primarily to larger impacts from revenue mix and cost pressures than we previously expected. However, we are excited about the immediate future and our long-term opportunities, and are confident that management will execute on new cost containment programs to ensure we deliver on our updated guidance.”

Josh Parnes, President, said, “Over the past year, AdaptHealth took the first steps toward building our vision for the future of our company and our expectations to help lead the transition of value-based care into the home. We are already playing a critical role in the healthcare continuum, especially for post-acute and chronic disease patients, and are now in the process of enhancing the connectivity for the benefit of our patients, payors, and provider partners.”

Conference Call

Management will host a conference call at 8:30 am ET tomorrow to discuss the results and business activities. Interested parties may participate in the call by dialing:

•(800) 245-3047 (Domestic) or
•(203) 518-9765 (International)
When prompted, reference Conference ID: AHCO4Q22

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 3.9 million patients annually in all 50 states through its network of approximately 725 locations in 47 states.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s customers’ preferences, prospects and the competitive conditions prevailing in the healthcare sector. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Information and Financial Guidance

This release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

The Company uses EBITDA, Adjusted EBITDA and Free Cash Flow, which are financial measures that are not in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures.

The Company believes Adjusted EBITDA is useful to investors in evaluating the Company’s financial performance. The Company uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements.

EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

The Company uses free cash flow in its operational and financial decision-making and believes free cash flow is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate the Company's competitors and to measure the ability of companies to service their debt. The Company's presentation of free cash flow should not be construed as a measure of liquidity or discretionary cash available to the Company to fund its cash needs, including investing in the growth of its business and meeting its obligations.

There is no reliable or reasonably estimable comparable GAAP measure for the Company’s non-GAAP financial guidance because the Company is not able to reliably predict the impact of certain items, including equity-based compensation expense, transaction costs, changes in fair value of the warrant liability, and other non-recurring items of expense or income in full year 2023. As a result, reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on the Company’s future GAAP results.

In addition, the Company’s non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and any specified items that have not yet been identified and quantified. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

ADAPTHEALTH CORP.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$46,272	$149,627
Accounts receivable	359,146	359,896
Inventory	127,754	123,095
Prepaid and other current assets	52,136	37,440
Total current assets	585,308	670,058
Equipment and other fixed assets, net	487,079	398,577
Operating lease right-of-use assets	129,506	147,760
Finance lease right-of-use assets	5,423	—
Goodwill	3,545,297	3,512,567
Identifiable intangible assets, net	162,773	202,231
Other assets	22,415	15,098
Deferred tax assets	281,786	304,193
Total Assets	$5,219,587	$5,250,484
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$337,498	$358,384
Current portion of long-term debt	35,000	20,000
Current portion of operating lease obligations	30,001	31,418
Current portion of finance lease obligations	2,211	15,446
Contract liabilities	31,641	31,370
Other liabilities	19,863	43,194
Total current liabilities	456,214	499,812
Long-term debt, less current portion	2,153,267	2,183,552
Operating lease obligations, less current portion	104,394	120,180
Finance lease obligations, less current portion	3,950	—
Other long-term liabilities	305,501	322,487
Warrant liability	38,503	57,764
Total Liabilities	3,061,829	3,183,795
Total Stockholders' Equity	2,157,758	2,066,689
Total Liabilities and Stockholders' Equity	$5,219,587	$5,250,484

ADAPTHEALTH CORP.
  Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31,		December 31,
	2022	2021	2022	2021
Net revenue	$780,283	$702,106	$2,970,595	$2,454,535
Grant income	—	10,595	—	10,595
Costs and expenses:
Cost of net revenue	699,322	591,620	2,553,169	2,008,925
General and administrative expenses	37,452	34,921	162,125	167,505
Depreciation and amortization, excluding patient equipment depreciation	16,777	17,081	64,890	63,095
Total costs and expenses	753,551	643,622	2,780,184	2,239,525
Operating income	26,732	69,079	190,411	225,605
Interest expense, net	30,509	25,611	109,414	95,195
Change in fair value of warrant liability	(13)	4,178	(17,158)	(53,181)
Change in fair value of contingent consideration common shares liability	—	4,661	—	(29,389)
Loss on extinguishment of debt	—	—	—	20,189
Other (income) loss, net	(6,926)	1,134	253	1,832
Income before income taxes	3,162	33,495	97,902	190,959
Income tax expense	4,733	10,024	24,769	32,806
Net (loss) income	(1,571)	23,471	73,133	158,153
Income attritbutable to noncontrolling interests	1,017	529	3,817	1,978
Net (loss) income attributable to AdpatHealth Corp.	$(2,588)	$22,942	$69,316	$156,175

Weighted average common shares outstanding - basic	134,139	132,470	134,175	126,306
Weighted average common shares outstanding - diluted	134,139	136,376	138,988	133,034

Basic net (loss) income per share	$(0.02)	$0.16	$0.47	$1.12
Diluted net (loss) income per share	$(0.02)	$0.15	$0.33	$0.67

ADAPTHEALTH CORP.
 Consolidated Statements of Cash Flows (Unaudited)

(in thousands)	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$73,133	$158,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including patient equipment depreciation	351,178	258,053
Equity-based compensation	22,397	25,323
Change in fair value of warrant liability	(17,158)	(53,181)
Change in fair value of contingent consideration common shares liability	—	(29,389)
Reduction in the carrying amount of operating lease right-of-use assets	32,264	28,624
Deferred income tax expense	18,036	22,380
Change in fair value of interest rate swaps, net of reclassification adjustment	(2,936)	(2,927)
Amortization of deferred financing costs	5,234	5,378
Write-off of deferred financing costs	—	4,054
Loss on extinguishment of debt from prepayment penalty	—	16,135
Other	(285)	(3,615)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(209)	(29,694)
Inventory	(6,300)	(14,920)
Prepaid and other assets	(13,143)	2,731
Operating lease obligations	(31,213)	(28,043)
Operating liabilities	(57,131)	(83,383)
Net cash provided by operating activities	373,867	275,679
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(19,017)	(1,620,320)
Purchases of equipment and other fixed assets	(391,423)	(203,308)
Payments for cost method investments	(731)	(1,125)
Net cash used in investing activities	(411,171)	(1,824,753)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	—	1,165,000
Repayments on long-term debt and lines of credit	(20,000)	(827,271)
Repayments of finance lease obligations	(16,176)	(42,164)
Payments for shares purchased under share repurchase program	(13,992)	—
Proceeds from the exercise of stock options	2,510	12,320
Proceeds received in connection with employee stock purchase plan	1,616	1,016
Payments for tax withholdings from equity-based compensation and stock option exercises	(3,516)	(3,557)
Payments of contingent consideration and deferred purchase price from acquisitions	(14,493)	(25,233)
Distributions to noncontrolling interests	(2,000)	(1,070)
Proceeds from the issuance of senior unsecured notes	—	1,100,000
Proceeds from the issuance of Class A Common Stock	—	278,850
Payments for equity issuance costs	—	(13,832)
Payments of deferred financing costs	—	(29,185)
Payments for debt prepayment penalties	—	(16,135)
Net cash (used in) provided by financing activities	(66,051)	1,598,739
Net (decrease) increase in cash and cash equivalents	(103,355)	49,665
Cash and cash equivalents at beginning of period	149,627	99,962
Cash and cash equivalents at end of period	$46,272	$149,627

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

This press release presents AdaptHealth’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense, net, income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, change in fair value of the contingent consideration common shares liability, change in fair value of the warrant liability, and other non-recurring items of expense or income.

The following unaudited table presents the reconciliation of net income attributable to AdaptHealth Corp. to EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2022	2021	2022	2021
Net (loss) income attributable to AdpatHealth Corp.	$(2,588)	$22,942	$69,316	$156,175
Income attributable to noncontrolling interest	1,017	529	3,817	1,978
Interest expense, net	30,509	25,611	109,414	95,195
Income tax expense	4,733	10,024	24,769	32,806
Depreciation and amortization, including patient equipment depreciation	102,343	77,226	351,178	258,053
EBITDA	136,014	136,332	558,494	544,207
Loss on extinguishment of debt (a)	—	—	—	20,189
Equity-based compensation expense (b)	5,613	3,929	22,397	25,323
Transaction costs (c)	171	4,511	6,003	49,081
Change in fair value of warrant liability (d)	(13)	4,178	(17,158)	(53,181)
Change in fair value of contingent consideration common shares liability (e)	—	4,661	—	(29,389)
Other non-recurring expense, net (f)	4,171	4,467	24,034	9,688
Adjusted EBITDA	$145,956	$158,078	$593,770	$565,918

(a)	Represents the write-off of unamortized deferred financing costs and other expenses related to refinancing of debt and prepayment penalties for early debt payoff.
(b)
Represents equity-based compensation expense for awards granted to employees and non-employee directors. The higher expense in 2021 is primarily due to expense resulting from accelerated vesting of certain awards, including accelerated vesting of certain awards in connection with the separation of the Company’s former Co-CEO.

(c)	Represents transaction costs and expenses related to integration efforts related to acquisitions.
(d)	Represents a non-cash gain or charge for the change in the estimated fair value of the warrant liability.
(e)	Represents a non-cash gain or charge for the change in the estimated fair value of the contingent consideration common shares liability.
(f)
The 2022 period consists of $11.7 million of consulting expenses associated with systems implementation activities and post-implementation support services, $10.5 million of expenses associated with litigation, a $0.8 million loss related to the write-off of an investment, and $3.9 million of net other non-recurring expenses, offset by income of $2.9 million related to changes in AdaptHealth’s estimated TRA liability. The 2021 period includes $2.1 million of expenses related to legal and other costs associated with the separation of the Company’s former Co-CEO, $3.9 million of expenses associated with litigation, claims and settlements, $1.9 million of expenses associated with lease terminations, and $4.6 million of net other non-recurring expenses, offset by a $1.9 million gain in connection with the consolidation of an equity method investment, and $0.9 million of net reductions in the fair value of contingent consideration liabilities related to acquisitions.

Free Cash Flow

This press release presents AdaptHealth’s Free Cash Flow for the three and twelve months ended December 31, 2022 and 2021.

AdaptHealth defines Free Cash Flow as net cash provided by operating activities less cash paid for purchases of equipment and other fixed assets.

The following unaudited table reconciles net cash provided by operating activities to the free cash flow measure for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$96,920	$100,929	$373,867	$275,679
Purchases of equipment and other fixed assets	(142,912)	(63,622)	(391,423)	(203,308)
Free cash flow	$(45,992)	$37,307	$(17,556)	$72,371

Contacts

AdaptHealth Corp.

Jason Clemens, CFA
Chief Financial Officer

Anton Hie
Vice President, Investor Relations
IR@adapthealth.com